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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.     Name and Address of Reporting Person*

    Williams               H                 Deworth
-------------------------------------------------------------------------------
     (Last)              (First)              (Middle)

56 W.  400 S.  Ste. 220
-------------------------------------------------------------------------------
                                    (Street)

Salt Lake City                        Utah                 84101
-------------------------------------------------------------------------------
     (City)                          (State)                (Zip)

_______________________________________________________________________________
2.     Date of Event Requiring Statement. (Month/Day/Year)
  5/3/2001
-------------------------------------------------------------------------------
_______________________________________________________________________________
3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
_______________________________________________________________________________
4.    Issuer Name and Ticker or Trading Symbol
  Rako Capital Corporation       RKOC
-------------------------------------------------------------------------------
_______________________________________________________________________________
5.     Relationship of Reporting Person to Issuer
       (Check all applicable)

       [  ]  Director                          [x ]  10% Owner
       [  ]  Officer (give title below)        [  ]  Other (specify below)

       Chairman
_______________________________________________________________________________
6.     If Amendment, Date of Original (Month/Day/Year)
n/a
-------------------------------------------------------------------------------
_______________________________________________________________________________
7.     Individual or Joint/Group Filing (Check applicable line)

       [x ]  Form Filed by One Reporting Person
       [__]  Form filed by More than One Reporting Person


Pg. 1 of 2


===============================================================================
                 Table I--Non-Derivative Securities Beneficially Owned
===============================================================================

                                                  3.  Ownership Form:      4.  Nature of
                   2.  Amount of Securities           Direct (D) or             Indirect
1.  Title of Security   Beneficially Owned             Indirect (I)            Beneficial
                                                                               Ownership
     (Instr.4)             (Instr. 4)                   (Instr. 5)             (Instr. 4)
    Common stock           1,500,000                        D
  (acquired 5/3/01)
-----------------------------------------------------------------------------------------
    Common stock           2,500,000                        D
  (acquired 4/26/02)

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

=========================================================================================

     If the Form is Filed by more than one Reporting Person, see Instruction 5(b) (v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

===============================================================================
                 Table II -- Derivative Securities Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================
                                                                                            5. Owner-
                                            3. Title and  Amountof Securities                  ship
                                               Underlying Derivative Security                  Form of
                        2. Date Exercisable          (Instr. 4)                                Derivative
                          and Expiration Date     -------------------------------4. Conver-    Security
                             (Month/Day/Year)                          Amount       sion or    Direct       6.Nature of
                          -------------------                          or           Exercise   (D) or         Indirect
                           Date       Expira-                          Number       Price of   Indirect      Beneficial
1. Title of Derivative     Exer-      tion                             of           Derivative (I)           Ownership
   Security(Instr. 4)      cisable    Date           Title             Shares       Security   (Instr.5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------
       n/a                  n/a       n/a             n/a               n/a            n/a        n/a            n/a
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Explanation of Responses:





/s/H. Deworth Williams                                          Dec. 16, 2002
---------------------------------------------                ------------------
      **Signature of Reporting Person                                Date

**    Intentional misstatements or omissions of facts constitute Federal
 Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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